As filed with the Securities and Exchange Commission on June 3, 2013
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

VERINT SYSTEMS INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	11-3200514 (I.R.S. Employer Identification No.)

330 South Service Road, Melville, New York (Address of Principal Executive Offices)	11747 (Zip Code)

AMENDED AND RESTATED COMVERSE TECHNOLOGY, INC. 2011 STOCK INCENTIVE
COMPENSATION PLAN
(Full title of the plan)

Peter Fante, Esq.
Chief Legal Officer
Verint Systems Inc.
330 South Service Road
Melville, New York 11747
(Name and address of agent for service)
(631) 962-9600
(Telephone number, including area code, of agent for service)
With copies to:

Randi C. Lesnick, Esq. Bradley C. Brasser, Esq. Jones Day 222 East 41st Street New York, New York 10017 (212) 326-3939
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Common Stock, $0.001 par value per share	2,695,504	$33.76	$91,000,215.04	$12,412.43
(1) Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), this Registration Statement shall include any additional shares of common stock, par value $0.001 per share (the “Common Stock”), that may become issuable as a result of stock splits, stock dividends or similar transactions.
(2) Represents 2,695,504 shares of Common Stock reserved for issuance pursuant to the Amended and Restated Comverse Technology, Inc. 2011 Stock Incentive Compensation Plan.
(3) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based on the average of the high and low prices of our Common Stock as reported by the NASDAQ Global Select Market on May 29, 2013.

EXPLANATORY NOTE
This Registration Statement on Form S-8 is filed by Verint Systems Inc. (the “Company”) with respect to up to 2,695,504 shares of common stock, par value $0.001 per share (the “Common Stock”), issuable in connection with the Amended and Restated Comverse Technology, Inc. 2011 Stock Incentive Compensation Plan (the “Plan”). Pursuant to the Agreement and Plan of Merger, dated as of August 12, 2012 (the “Merger Agreement”), by and among the Company, Comverse Technology, Inc. (“CTI”) and Victory Acquisition I LLC, a wholly owned subsidiary of the Company (“Merger Sub”), CTI merged with and into Merger Sub on February 4, 2013 (the “Effective Time”). In accordance with the Merger Agreement, at the Effective Time, the Plan (in its then current form) was assumed by the Company. The Plan was subsequently amended and restated by the Company on May 30, 2013.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the “Commission”), either as a part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed by the Company with the Commission are incorporated herein by reference:

•	the Company's Annual Report on Form 10-K for the year ended January 31, 2013, filed with the Commission on March 28, 2013;

•	the Company's Quarterly Report on Form 10-Q for the three months ended April 30, 2013, filed with the Commission on June 3, 2013;

•
the Company's Current Reports on Form 8-K, filed with the Commission on February 4, 2013, February 5, 2013, March 8, 2013, March 18, 2013 (except for portions thereof furnished but not filed with the Commission), and April 22, 2013; and

•	the description of the Company's common stock, par value $0.001 per share, contained in the Company's Registration Statement on Form 8-A, filed with the Commission on July 2, 2010.

In addition, all reports and documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.
Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Section 102 of the General Corporation Law of the State of Delaware (the “DGCL”) permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Company's amended and restated certificate of incorporation provides that none of its directors shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the Company or its stockholders, or (ii) for acts or omissions which are not taken or omitted to be taken in good faith or which involve intentional misconduct or knowing violation of the law, or (iii) for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the DGCL or any amendment or successor provision thereto, or (iv) for any transaction from which the director shall have derived an improper personal benefit.
Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
The Company's amended and restated certificate of incorporation provides that every person who is or was its director, officer, employee or agent or is or was a director, officer, trustee, employee or agent of any other enterprise, serving as such at the Company's request, shall be indemnified to the fullest extent permitted by law for all expenses and liabilities in connection with any proceeding involving such person in this capacity. The Company entered into an indemnification agreement with each of its directors and officers under which the Company agreed to provide indemnification and expense reimbursement as outlined above.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.
See Exhibit Index.
Item 9. Undertakings.
(a)    The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and
(iii)    to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Melville, State of New York, on this 3rd day of June, 2013.

VERINT SYSTEMS INC.

By:	/s/ Dan Bodner
Dan Bodner
President and Chief Executive Officer
POWER OF ATTORNEY
Each person whose signature appears below authorizes Peter Fante and Douglas Robinson, or any of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to execute in his or her name and on his or her behalf, in any and all capacities, this registrant's Registration Statement on Form S-8 and any and all amendments thereto (including any and all post-effective amendments thereto) and to cause the same to be filed, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney-in-fact and agent may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dan Bodner	Chief Executive Officer and President, and Director	June 3, 2013
Dan Bodner	(Principal Executive Officer)

/s/ Douglas E. Robinson	Chief Financial Officer	June 3, 2013
Douglas E. Robinson	(Principal Financial Officer and Principal Accounting Officer)

/s/ Victor A. DeMarines	Chairman of the Board of Directors	June 3, 2013
Victor A. DeMarines

/s/ John R. Egan	Director	June 3, 2013
John R. Egan

/s/ Larry Myers	Director	June 3, 2013
Larry Myers

/s/ Richard Nottenburg	Director	June 3, 2013
Richard Nottenburg

/s/ Howard Safir	Director	June 3, 2013
Howard Safir

/s/ Earl Shanks	Director	June 3, 2013
Earl Shanks

EXHIBIT INDEX

Exhibit No.	Description	Filed Herewith or Incorporated by Reference from

3.1	Amended and Restated Certificate of Incorporation of Verint Systems Inc.	Verint Systems Inc. Form S-1 (Commission File No. 333-82300) effective on May 16, 2002
3.2	Amended and Restated By-Laws of Verint Systems Inc.	Verint Systems Inc. Form 8-K filed on February 5, 2013
4.1	Verint Systems Inc. Specimen Common Stock certificate	Verint Systems Inc. Form S-1 (Commission File No. 333-82300) effective on May 16, 2002
4.2	Amended and Restated Comverse Technology, Inc. 2011 Stock Incentive Compensation Plan	Filed Herewith
5.1	Opinion of Jones Day	Filed Herewith
23.1	Consent of Deloitte & Touche LLP	Filed Herewith
23.2	Consent of Jones Day (included in Exhibit 5.1)	Filed Herewith